Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

LifeVantage Corporation
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(4)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, par value $0.0001 per share	Rule 457(h) Rule 457(c)	400,000(2)	$11.24(3)	$4,496,000	0.0001531	$688.34
Total Offering Amounts					$4,496,000		$688.34
Total Fee Offsets							--
Net Fee Due							$688.34

(1)
Pursuant to Rule 416(a) and 457 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that become issuable under the LifeVantage Corporation 2019 Employee Stock Purchase Plan, as amended (the “2019 ESPP”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable. Common Stock issuable under the 2019 ESPP were previously registered on Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission on November 30, 2018 (File No. 333-228627).

(2)	Represents 400,000 additional shares of Common Stock reserved for future grant under the 2019 ESPP.
(3)
This estimate is made pursuant to Rule 457(h) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the 2019 ESPP are based upon the average of the high and low prices of the Common Stock on November 20, 2024, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%.

(4)	The Registrant does not have any fee offsets.